AMENDMENT NO. 8 TO
AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST
OF AMERICAN CENTURY CALIFORNIA TAX-FREE AND MUNICIPAL FUNDS

THIS AMENDMENT NO. 8 TO AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST is hereby adopted as of the 14th day of June, 2017, by the Trustees hereunder.

WHEREAS, the Board of Trustees have determined that it is in the best interests of American Century California Tax-Free and Municipal Funds (the "Trust") to reorganize the California Long-Term Tax-Free Fund into California Intermediate-Term Tax-Free Bond Fund, in accordance with the terms of the relevant Agreement and Plan of Reorganization approved by the Board of Trustees at its meeting on June 14, 2017, as a result of which shareholders will receive shares of the California Intermediate-Term Tax-Free Bond Fund in exchange for their shares of the California Long-Term Tax-Free Fund, which will be liquidated and terminated.

NOW, THEREFORE, BE IT RESOLVED, that the aforementioned action shall take effect as of October 20, 2017; and

RESOLVED, that Schedule A of the Amended and Restated Agreement and Declaration of Trust for the Trust is hereby amended to reflect such action by deleting the text thereof in its entirety and inserting in lieu therefore the Schedule A attached hereto.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, a majority of the Trustees do hereto set their hands as of the date first referenced above.

Trustees of the American Century California Tax-Free and Municipal Funds

/s/ Tanya S. Beder                    /s/ Jeremy I. Bulow
Tanya S. Beder                    Jeremy I. Bulow

/s/ Anne Casscells                    /s/ Ronald J. Gilson
Anne Casscells                    Ronald J. Gilson

/s/ Frederick L.A. Grauer                /s/ Jonathan D. Levin
Frederick L.A. Grauer                    Jonathan D. Levin

/s/ Peter F. Pervere                    /s/ John B. Shoven
Peter F. Pervere                    John B. Shoven

/s/ Jonathan S. Thomas
Jonathan S. Thomas

SCHEDULE A

American Century California Tax-Free and Municipal Funds

Pursuant to Article III, Section 6, the Trustees hereby establish and designate the following Series as Series of the Trust (and the Classes thereof), with the relative rights and preferences as described in Section 6:

Series                                Class        Date of Establishment

California Tax-Free Money Market Fund            Investor Class        11/09/1983

California Intermediate-Term Tax-Free Bond Fund        Investor Class        11/09/1983
I Class            03/01/2010*
A Class        03/01/2010
C Class        03/01/2010
Y Class        04/10/2017

California High-Yield Municipal Fund            Investor Class        12/30/1986
I Class            03/01/2010*
A Class        05/08/2002
C Class        05/01/2001
Y Class        04/10/2017

This Schedule A shall supersede any previously adopted Schedule A to the Declaration of Trust.

*Formerly Institutional Class; name changed to I Class on April 10, 2017.

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